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Exhibit 10.16

                        OMEGA WORLDWIDE, INC. EMPLOYMENT
                        AND CHANGE IN CONTROL AGREEMENT



         This Employment and Change in Control Agreement (the "Agreement") is made as of August 1, 2000 (the "Effective Date") by and between JAMES P. FLAHERTY (the "Officer"), and OMEGA WORLDWIDE, INC., a Maryland corporation (the "Company").

         WHEREAS, the Officer presently employed as the President of the Company.

         WHEREAS, the Officer and the Company are currently party to a change in control agreement dated March 24, 2000 (the "Change in Control Agreement"), and the Officer and the Company wish to modify the terms of the Change in Control Agreement and to substitute this Agreement for the Change in Control Agreement as of the Effective Date, and have the terms of the Officer's employment governed by this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Officer by the Company, the parties agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth in this paragraph 1:

(a) "Affiliate" means any corporation, partnership, joint venture or other entity during any period in which at least a twenty-five percent interest in such entity is owned, directly or indirectly, by the Company (or a successor to the Company).

(b) The "Agreement Term" shall be the period beginning on the Effective Date and ending on the three-year anniversary of the Effective Date.

(c)      "Board" means the Board of Directors of the Company.

(d) "Cause" means (i) willful refusal to follow a lawful written order of the Board; (ii) willful misconduct or reckless disregard of his duties by the Officer; (iii) any act of fraud, misappropriation, dishonesty or moral turpitude; or (iv) the conviction of the Officer of any felony.

(e) "Change in Control" means the occurrence of the events described in any of paragraphs (i), (ii), (iii), (iv), or (v) below:

         (i) Acquisition of Securities. The acquisition (disregarding any Excluded Acquisitions) by any Person of ownership of any Voting Securities if, immediately after such acquisition, such person has ownership of more than fifty percent (50%) of either the

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         Outstanding Company Common Stock, or the combined voting power of the
         Outstanding Company Voting Securities.

         (ii) Change in Board. During any period of not more than two (2) consecutive years, not including any period prior to the Effective Date, Incumbent Directors cease for any reason to constitute at least a majority of the Board.

         (iii) Corporate Transaction. Consummation of a Corporate Transaction, but not including an Internal Reorganization.

         (iv) Sale of Principal Assets. The sale or other disposition of all of the Principal Assets solely in exchange for cash or cash equivalents to one or more third-parties not controlled by the Company.

         (v) Liquidation. The complete liquidation or dissolution of the Company. For purposes of this Agreement, the term "complete liquidation or dissolution" shall include only the complete disposition of all of the assets of the Company, such that after the disposition, the only assets held by the Company are cash or cash equivalents.

         Definitions. The terms used in the definition of "Change in Control" shall have the following meanings:

         - The term "Company Plan" means an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

         - The term "Corporate Transaction" means any reorganization, merger, consolidation, or other business combination involving the Company.

         - The following shall constitute "Excluded Acquisitions" of Stock or Voting Securities (whichever is applicable);

               (A) Any acquisition of Stock or Voting Securities (whichever is applicable) by a Company Plan.

               (B) Any acquisition of Stock Or Voting Securities (whichever is applicable) by an underwriter temporarily holding securities pursuant to an offering of such securities.

               (C) Any acquisition of Stock or Voting Securities (whichever is applicable) by any person pursuant to an Internal Transaction.

               (D) Any acquisition of Stock or Voting Securities (whichever is applicable) directly from the company (excluding any acquisition resulting from the exercise of an exercise, conversion, or exchange privilege unless the


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                     security being so exercised, converted, or exchanged was
                     acquired directly from the Company).

               (E) Any acquisition of Stock or Voting Securities (whichever is applicable) by the Company.

         - The "Incumbent Directors" shall be the members of the Board on the Effective Date, and shall also include any director who is not a director on the Effective Date if that director is elected to the Board on the recommendation, or with the approval, of at least two-thirds (2/3) of the directors who then qualify as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director.

         - The term "Internal Reorganization" means a sale-leaseback or other arrangement resulting in the continued utilization of such assets (or the operating products of such assets) by the Company. The term "Internal Reorganization" also means a Corporate Transaction to which all of paragraphs (A), (B), and (C) below are applicable;

               (A) All or substantially all of the individuals and entities who have ownership, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction have ownership of more than fifty percent (50%) of, respectively, the then outstanding shares of common equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the ultimate parent entity resulting from such Corporate Transaction (including, without limitation, an entity which, as a result of such transaction, have ownership of the Company or all or substantially all of the assets of the Company either directly or through one or more subsidiaries) in substantially the same relative proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

               (B) No Person (other than the Company, any Company Plan or related trust, the corporation resulting from such Corporate Transaction, and any Person having ownership, immediately prior to such Corporate Transaction, directly or indirectly, more than fifty percent (50%) of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) will have ownership of more than fifty percent (50%) of, respectively, the then outstanding common stock of the ultimate parent entity resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such entity.

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               (C)   Individuals who were Incumbent Directors immediately prior to the Corporate Transaction will constitute at least a majority of the members of the board of directors of the ultimate parent entity resulting from such Corporate Transaction.

         - The term "Outstanding Company Common Stock" as of any date means the then outstanding shares of common stock, of whatever class, of the Company.

         - The term "Outstanding Company Voting Securities" as of any date means the then outstanding Voting Securities.

         - The term "ownership" means beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.

         - The term "Person" means an individual, entity or group as that term is used in Section 13(d)(3) or 14(d)(2) of the Exchange Act.

         - The term "Voting Securities" as of any date means any of the outstanding securities of the Company entitled to vote generally in the election of the Board.

(f)      "Code" means the Internal Revenue Code of 1986, as amended.

(g)      "Company" means Omega Worldwide, Inc.

(h)      "Compensation Committee" means the Compensation Committee of the Board.

(i) "Confidential Information" means data and information relating to the business of the Company or an Affiliate (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Officer or of which the Officer became aware as a consequence of or through the Officer's relationship to the Company and which has value to the Company and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or, where applicable, an Affiliate (except where such public disclosure has been made by the Officer without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(j) "Date of Termination" means the last day the Officer is employed by the Company.

(k) "Disability" has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company for the Officer. If no long-term disability plan or policy was ever maintained on behalf of the Officer, Disability means that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability shall be made by


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         the Board and shall be supported by advice of a physician competent in the area to which such Disability relates.

(l) "Fair Market Value of Restricted Stock Awards" means an amount equal to the value per share of common stock of the Company multiplied by the number of shares of common stock subject to restricted stock awards granted to the Officer during the twelve (12) full months (excluding any partial month in which a Change in Control occurs) immediately preceding the Date of Termination. The value per share will be equal to:

         (i) the closing price per share at which sales of the common stock of the Company shall have been sold on the most recent trading date immediately prior to the date of grant of the restricted stock award, as reported by any such exchange or system selected by the Company on which the shares of common stock are then traded;

         (ii) if such market information is not published, the price of one share of common stock in the over-the-counter market on the most recent trading date prior to the date of grant of the restricted stock award that is available as reported by the NASDAQ Stock Market or, if not so reported, by a generally accepted reporting service; or

         (iii) if no such information is available, the value of one share of common stock as of the date of grant of the restricted stock award, as determined in good faith by the Company with due consideration being given to the most recent independent appraisal of the Company and the valuation methodology used in the appraisal.

(m)      "Idun" means Idun Health Care Ltd.

(n) A "Notice of Termination" means a dated notice which indicates the Date of Termination (not earlier than the date on which the notice is provided), and which indicates the specific termination provision in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Officer's employment under the provision so indicated.

(o)      "Omega Australia" means Omega (Australia) Pty Limited.

(p) The "Principal Assets" shall be all of the Company's direct or indirect interest in Idun, Principal Australia and Principal UK.

(q)      "Principal Australia" means Principal Healthcare Finance Trust.

(r)      "Principal UK" means Principal Healthcare Finance Limited.

(s)      "Quit with Good Reason" mean the Officer's resignation within ninety
         (90) days following the occurrence of any of the following events which (except as to paragraph (vi) below) occurs without the Officer's written consent:


         (i) the failure of the Board to reelect the Officer to his then existing office;

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         (ii)  a diminution in the Officer's title, position, authority or responsibility or the assignment to the Officer of duties or work responsibilities which are inconsistent with his title, position, authority or responsibility;

         (iii) any reduction in the Officer's base Salary, bonus opportunity or other compensation, or a material reduction in employee benefits;

         (iv) a change in the position to which the Officer reports or the positions which report to the Officer;

         (v) the relocation of the Company's headquarters or the primary place at which the Officer is to perform his duties to a location more than fifty (50) miles from the location at which the Officer previously performed his duties;

         (vi) the expiration of one hundred eighty (180) days after the occurrence of a Change in Control, regardless of whether the Officer consented to the Change in Control; or

         (vii) the occurrence of a complete liquidation or dissolution (as defined in paragraph 1(e)(v)) of the Company.

         Each separate event meeting the above requirements will allow the Officer to terminate his employment due to a Quit with Good Reason and the failure of the Officer to do so within one hundred eighty (180) days from the occurrence of such event in any given case will not prevent the Officer from terminating his employment due to a Quit With Good Reason if a later event occurs which entitles the Officer to do so.

(t) "Termination Payment" means a payment under this Agreement equal to three (3) times the Officer's Total Compensation less one dollar ($1.00).

(u) "Total Compensation" means that amount paid to the Officer by the Company during the last twelve (12) full months (excluding any partial month in which the Change in Control occurs) immediately preceding the Date of Termination equal to aggregate compensation (Salary, inclusive of any elective Salary reductions, such as contributions to a plan described in Code Section 401(k) or to a nonqualified deferred compensation plan, plus any cash bonus) plus the Fair Market Value of Restricted Stock Awards (whether or not such awards are vested).

(v) "Trade Secrets" means Company or Affiliate information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product and/or lists of actual or potential customers or suppliers which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or

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         use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         2. Performance of Services. The Officer's employment with the Company shall be subject to the following:

(a) Subject to the terms of this Agreement, the Company hereby agrees to employ the Officer as its President during the Agreement Term, and the Officer hereby agrees to remain in the employ of the Company during the Agreement Term.

(b) During the Agreement Term, while the Officer is employed by the Company, the Officer shall devote his full time, energies and talents to serving as its President. However, it is understood that the Officer currently devotes substantial time to the management of Principal UK, Idun, and Principal Australia, in which the Company holds a substantial ownership interest. It is agreed that during such time as the Company continues to hold a substantial interest in any such company (or in any other company), the Officer may continue to devote his time, energies, and talents to the operation of such company, and it is further agreed that if the Company ceases to hold a substantial interest in any such company, the Officer may continue to provide services to such company or companies except that the provision of such services may not unreasonably interfere with the provision of services under this Agreement.

(c) The Officer agrees that he shall perform his duties faithfully and efficiently subject to the directions of the Board. The Officer shall not, without his consent, be assigned tasks that would be inconsistent with those of President of the Company. The Officer shall report to the Board and shall have such authority, power, responsibilities and duties as are inherent in his positions (and the undertakings applicable to his positions) and necessary to carry out his responsibilities and the duties required of him hereunder.

(d) Notwithstanding the foregoing provisions of this paragraph 2, during the Agreement Term, the Officer may devote reasonable time to activities other than those required under this Agreement, including the supervision of his personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that such other activities do not, in the judgment of the Board, inhibit or prohibit the performance of the Officer's duties under this Agreement, or conflict in any material way with the business of the Company or any Affiliate; provided, however, that except as otherwise specifically provided in this Agreement, the Officer shall not serve on the board of any business, or hold any other position with any business, without the consent of the Board.

         3. Compensation. Subject to the terms of this Agreement, during the Agreement Term, while the Officer is employed by the Company, the Company shall compensate him for his services as follows:



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(a)      The Officer shall receive, for the 12-consecutive month period beginning on the Effective Date, in substantially equal monthly or more frequent installments, an annual base salary of not less than $330,000 (the "Salary"), The rate of Salary shall be increased annually, effective on each anniversary of the Effective Date, in the amount of 3% (three per cent) over the applicable Salary rate during the preceding 12-month period. The Officer may elect to receive all or any portion of the Salary in British pounds sterling, rather than in United States dollars. The amount payable in pounds shall be determined based on the exchange rate as reported in The Wall Street journal as of a date shortly before each payment date, with such determination to be as mutually agreed upon by the Company and the Officer. The Officer's election as to the portion of the Salary to be paid in pounds shall be filed with the Company as soon as practicable after the Effective Date for the remainder of calendar year 2000, and, for each subsequent calendar year, shall be filed with the Company prior to the beginning of each calendar year.

(b) For the period ending on September 30, 2000, the Officer shall participate in an annual performance bonus program. Based on the performance through the Effective Date, and subject to the provisions of this Agreement, the Company and the Officer have agreed that the amount of the performance bonus for such period shall be equal to $150,000, to be distributed in accordance with the following:

         (i) The Officer shall receive a cash payment $100,000 on or before September 30, 2000.

         (ii) The Officer shall receive a restricted stock grant under the Omega Worldwide, Inc. 1997 Stock Option and Restricted Stock Plan (the "1997 Plan") and subject to the terms of that plan, with such shares to have a Fair Market Value (as that term is used in the 1997 Plan without regard to the restrictions) as of September 30, 2000 of $50,000 (the "Covered Shares"). If the Date of Termination does not occur during the Restricted Period with respect to any Installment of the Covered Shares, then, at the end of the Restricted Period for such shares, the Officer shall become vested in those Covered Shares, and shall own the shares free of all restrictions otherwise imposed by this Agreement. For the Covered Shares, the Restricted Period with respect to each Installment shown on the schedule shall end on the Vesting Date applicable to such Installment:

                                                    VESTING DATE APPLICABLE TO
                  INSTALLMENT                               INSTALLMENT
             -----------------------------------------------------------------
             1/2 of Covered Shares                        March 31, 2001
             -----------------------------------------------------------------
             1/2 of Covered Shares                        January 1, 2002

         Notwithstanding the foregoing provisions of this paragraph (b), the Officer shall become vested in the Covered Shares, and become owner of the shares free of all restrictions otherwise imposed by this Agreement, prior to the end of the Restricted Period, upon a Change in Control that occurs on or before the Date of Termination.

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(c)      For periods beginning after September 30, 2000, the Officer shall participate in an annual performance bonus program, providing for the right to earn bonus distributions as determined by the Board.

(d) Following the sale by the Company of Principal Australia and Omega Australia to one or more third-parties not controlled by the Company, the Officer shall be entitled to a cash payment equal to 5% (five percent) of (i) the net amount realized for the Company's interest in Principal Australia and Omega Australia reduced by (ii) the total cost (including, without limitation, any capital contribution) of the Company for such interest. The amount payable in accordance with this paragraph (d) shall be payable following the Officer's Date of Termination, subject to the provisions of paragraph 5.

(e) The following options shall be granted under the 1997 Plan on (or as soon as practicable after) September 18, 2000, subject to the terms of the plan:

         (i) An option to purchase 75,000 shares of Company stock shall be granted to the Officer with an exercise price of $3.50 per share.

         (ii) An option to purchase 50,000 shares of Company stock shall be granted to the Officer with an exercise price of $4.00 per share.

         (iii) An option to purchase 75,000 shares of Company stock shall be granted to the Officer with an exercise price per share equal to the market value per share as of close of business September 18, 2000.

         The options granted to the Officer in accordance with the foregoing provisions of this paragraph (e) shall be non-qualified options that are not intended to be incentive stock options under section 422 of the Code. Each of the options shall vest over three years, at the rate of one third per year on each of the first three anniversaries of the Effective Date, if the Date of Termination has not then occurred. The Officer may be entitled to further equity-based grants during the Agreement Term to the extent determined by the Board in its sole discretion. It is understood by the parties that shares of Company stock reserved under the 1997 Plan may not be sufficient to permit the Company to fulfill the Company's obligation under this paragraph (e). If the Company is unable, within a reasonable time after September 18, 2000 (but in no event later than November 1, 2000) to make the grant required under this paragraph (e), the Company shall grant an award to the Officer which shall provide the value to the Officer that is equivalent to the value that would otherwise be provided to the Officer by the Options required under this paragraph (e). If an equivalent award is made in accordance with the preceding sentence, such award shall be made as of September 18, 2000, and will provide the value that would have been provided under the options if the options had been granted as of September 18, 2000.


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(f)      The Company shall make contributions on behalf of the Officer in accordance with the following, provided that, in no event shall the total amount payable by the Company under this paragraph (f) exceed the rate of $59,000 per year;

         (i)   The Company shall make pre-tax elective contributions to the 401
         (k) plan maintained by the Company in the United States of America at the maximum rate permitted under the plan (provided that, subject to the terms of the plan, the Officer may cancel future contributions to the plan).

         (ii) The Company shall make elective contributions on behalf of the Officer to the voluntary pension scheme maintained by the Company in the United Kingdom at the maximum rate permitted under the plan (provided that, subject to the terms of the plan, the Officer may cancel future contributions to the plan).

         (iii) The Company shall make contributions on behalf of the Officer and his family to the supplementary health care scheme maintained by the Company in the United Kingdom (provided that, subject to the terms of the plan, the Officer may cancel future contributions to and coverage under the plan).

(g) The Officer is authorized to incur reasonable expenses for entertainment, traveling, meals, lodging and similar items in promoting the Company's business. The Company will reimburse the Officer for all reasonable expenses so incurred, provided that such expenses are incurred and accounted for in accordance with the reasonable policies and procedures established by the Company. However, if the Officer incurs expenses in connection with the business of any other company where he is employed, reimbursement of such expenses shall be the sole responsibility of such other company.

(h) Except as otherwise specifically provided to the contrary in this Agreement, the Officer shall be Provided with the welfare benefits and other fringe benefits to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company's other senior management employees. However, the Company shall not be required to provide a benefit under this paragraph (h) if such benefit would duplicate (or otherwise be of the same type as) a benefit specifically required to be provided under another provision of this Agreement. The Officer shall complete all forms and physical examinations, and otherwise take all other similar actions to secure coverage and benefits described in this paragraph 3, to the extent determined to be necessary or appropriate by the Company.

(i) Notwithstanding any of the foregoing provisions of this paragraph 3 to the contrary, in the event that the Company disposes of all or substantially all of its direct and indirect ownership interest in any one or more of Principal UK, Idun, and Principal Australia, and the Officer continues to perform services for such company or companies after such disposition while the Officer is employed by the Company, the Officer's compensation described in paragraph 3(a) (relating to salary), 3(b) (relating to bonus), 3(c) (relating to bonus), 3(f) (relating to contributions to other plans), and paragraph 3(h) (relating to other

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         benefits) attributable to periods after such disposition shall be subject to a pro-rata reduction to reflect the portion of the Officer's working time that is devoted to such company or companies after the date of disposition.

(j) All payments, deliveries, and distributions under this Agreement are subject to withholding of all applicable taxes.

(k) Except as may otherwise be indicated in this Agreement, all references in this Agreement to dollars ($) refer to United States currency.

         4. Termination. The Officer's employment with the Company during the Agreement Term may be terminated by the Company or the Officer without any breach of this Agreement only under the circumstances described in paragraphs 4(a) through 4(f):

(a) Death. The Officer's employment hereunder will terminate upon his death.

(b) Disability. The Company may terminate the Officer's employment during any period in which he has a Disability.

(c) Cause. The Company may terminate the Officer's employment hereunder at any time for Cause.

(d)      Good Reason. The Officer may Quit with Good Reason.

(e) Termination by Officer. The Officer may terminate his employment hereunder at any time for any reason by giving the Company prior written Notice of Termination, which Notice of Termination shall be effective not less than 60 days after it is given to the Company, provided that nothing in this Agreement shall require the Officer to specify a reason for any such termination.

(f) Termination by Company. The Company may terminate the Officer's employment hereunder at any time for any reason, by giving the Officer prior written Notice of Termination, which Notice of Termination shall be effective immediately, or such later time as is specified in such notice. The Company shall not be required to specify a reason for the termination under this paragraph 4(f).

(g) Notice of Termination. Any termination of the Officer's employment by the Company or the Officer (other than a termination pursuant to paragraph 4(a)) must be communicated by a written Notice of Termination to the other party hereto.

(h) Effect of Termination. If, on the Date of Termination, the Officer is a member of the Board of Directors of the Company or any of the Subsidiaries, or holds any other position with the Company and the Subsidiaries, the officer shall resign from all such positions as of the Date of Termination.

         5. Rights Upon Termination. The Officer's right to payment and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following provisions of this paragraph 5:

(a) If the Officer's Date of Termination occurs during the Agreement Term for any reason, the Company shall pay to the Officer:

         (i) The Officer's Salary for the period ending on the Date of Termination.

         (ii) Payment for unused vacation days, as determined in accordance with Company policy as in effect from time to time.

         (iii) If the Date of Termination occurs after the end of a performance period and prior to the payment of the performance bonus (as described in paragraphs 3(b) and 3(c)) for the period, the Officer shall be paid such performance bonus amount (if any) at the regularly scheduled time.

         (iv) Any other payments or benefits to be provided to the Officer by the Company pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such amounts are due from the Company.

         Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Officer to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the date of the Officer's Date of Termination.

(b) If the Officer's Date of Termination occurs during the Agreement Term under circumstances described in paragraph 4(c) (relating to the Officer's termination for Cause) or paragraph 4(e) (relating to the Officer's resignation), then, except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the Officer and the Company, the Company shall have no obligation to make payments under the Agreement for periods after the Officer's Date of Termination.

(c) If the Officer's Date of Termination occurs during the Agreement Term under circumstances described in paragraph 4(a) (relating to Officer's death), paragraph 4(b) (relating to Officer's being Permanently Disabled), or if the Officer's employment with the Company terminates after the end of the Agreement Term then, in addition to the amounts payable in accordance with paragraph 5(a):

         (i) The Officer shall receive payment of the bonus for the performance period in which his Date of Termination occurs, based on actual performance for the entire period (but subject to any applicable minimum as set forth in paragraph 3), and payable at the same time as it is payable for other participants in the bonus plan; provided, however, that it shall be subject to a pro-rata reduction for the portion of the performance period following the Date of Termination.

         (ii) If, on or before the Date of Termination, the Company has sold its interest in Principal Australia to one or more third parties who are not controlled by the Company, the Officer shall be entitled to the amount of the cash payment (if any) described in paragraph 3(c).

(d) If the Officer's Date of Termination occurs during the Agreement Term under circumstances described in paragraph 4(d) (relating to Quit for Good Reason) or paragraph 4(f) (relating to termination by the Company without Cause), then, in addition to the amounts payable in accordance with paragraph 5(a):

         (i) The Officer shall receive payment of the bonus for the performance period in which his Date of Termination occurs, based on actual performance for the entire period (but subject to any applicable minimum as set forth in paragraph 3), and payable at the same time as it is payable for other participants in the bonus plan; provided, however, that it shall be subject to a pro rata reduction for the portion of the performance period following the Date of Termination.

         (ii) If, on or before the Date of Termination, the Company has sold its interest in Principal Australia to one or more third parties who are not controlled by the Company, the Officer shall be entitled to the amount of the cash payment (if any) described in paragraph 3(c).

         (iii) The Company shall pay to the Officer a lump sum cash Termination Payment within thirty (30) days following the Date of Termination.

         (iv) The exercise restrictions with respect to stock options granted to the Officer by the Company shall lapse, and the options shall become vested and exercisable as of the Date of Termination. The portion of any stock option granted to the Officer that is exercisable immediately prior to the Date of Termination, as well as the portion of any stock option that becomes exercisable by reason of this paragraph (iv), shall remain exercisable for 90 days after the Date of Termination, but in no event later than the date fixed for expiration of the option (determined without regard to Officer's termination of employment).

         In no event, however, shall the Officer be entitled to receive any amounts, rights, or benefits under this paragraph (d) unless he executes a release of claims against the Company in a form prepared by the Company.

(e) Except as may be otherwise specifically provided in an amendment of this paragraph (e) adopted in accordance with paragraph 16, the Officer's rights under this paragraph 5 shall be in lieu of any benefits that may be otherwise payable to or on behalf of the Officer pursuant to the terms of any severance pay arrangement of the Company or any Affiliate or any other, similar arrangement of the Company or any Affiliate providing benefits upon involuntary termination of employment.

(f) It is understood that the Officer, by reason of agreement with persons other than the Company, may be entitled to payments in connection with the sale of Principal UK, and the right to such payments shall not be subject to this Agreement.

If the Officer dies before receiving cash payments otherwise due to him under this Agreement, the Company will pay such amounts to his beneficiary as designated in writing by the Officer or, in the absence of such written designation, his estate. The Officer shall designate in writing a beneficiary or beneficiaries to receive such payments. The Officer may revoke or change his designation of a beneficiary at any time by written notice to the Company.

         6. Tax Indemnity Payment. Should any of the payments or benefits that are provided for hereunder to be paid to or for the benefit of Officer or payments or benefits under any other plan, agreement or arrangement between Officer and the Company, be determined or alleged to be subject to an excise or similar purpose tax pursuant to Code Section 4999 or any successor or other comparable federal, state or local tax laws, the Company shall pay to the Officer such additional compensation as is necessary (after taking into account all federal, state and local income taxes payable by the Officer as a result of the receipt of such additional compensation) to place the Officer in the same after-tax position (including federal, state and local taxes) the Officer would have been in had no such excise or similar purpose tax (or any interest or penalties thereon) been paid or incurred. The Company hereby agrees to pay such additional compensation within ten (10) business days after the Officer notifies the Company that the Officer intends to file a tax return which takes the position that such excise or similar purpose tax is due and payable in reliance upon a written opinion of the Officer's tax counsel (such tax counsel to be chosen solely by the Officer), that is more likely than not that such excise tax is due and payable. The costs of obtaining such tax counsel's opinion shall be borne by the Company, and as long as such tax counsel was chosen by the Officer in good faith, the conclusions reached in such opinion shall not be challenged or disputed by the Company. If the Officer intends to make any payment with respect to any such excise or similar purpose tax as a result of an adjustment to the Officer's tax liability by any federal, state or local tax authority, the Company will pay such additional compensation by delivering its cashier's check payable in such amount to the Officer within ten (10) business days after the Officer notifies the Company of his intention to make such payment. Without limiting the obligation of the Company hereunder, the Officer agrees, in the event the Officer makes any payment pursuant to the preceding sentence, to negotiate with the Company in good faith with respect to procedures reasonably requested by the Company which would afford the Officer the ability to contest the imposition of such excise tax; provided, however, that the Officer will not be required to afford the Company any right to contest the applicability of any such excise tax to the extent that the Officer reasonably determines (based upon the opinion of his tax counsel) that such contest is inconsistent with the overall tax interests of the Officer.

         7. No Mitigation. No amounts or benefits payable to the Officer hereunder shall be subject to mitigation or reduction by income or benefits the Officer receives from other sources.

         8. Nondisclosure Of Confidential Information. The Officer agrees not to disclose, directly or indirectly to any third person any Confidential Information, Trade Secrets or customer list relating to Company's business within three (3) years following the Date of Termination.

         9. Continued Employment. This Agreement does not constitute a guarantee of continued employment but instead provides for certain rights and benefits for the Officer during his employment, and in the event his employment with the Company terminates under the circumstances described herein.

         10. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of the Company's successors and assigns. This Agreement may be assigned by the Company to any legal successor to the Company or to an entity which purchases all or substantially all of the assets of the Company. In the event the Company assigns this Agreement as permitted by this Agreement and the Officer remains employed by the assignee, the "Company" as defined herein will refer to the assignee and the Officer will not be deemed to have terminated employment hereunder until the Officer terminates employment from the assignee.

         11. Attorneys' Fees. If the Officer (or the Officer's estate in the event of his death) brings any action at law or in equity to enforce any of the provisions or rights hereunder, the Company shall pay all costs, expenses and reasonable attorneys, fees incurred by the Officer.

         12. Headings. Sections or other headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         13. Entire Agreement. Except as otherwise noted herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof (including, without limitation, the Change in Control Agreement); provided, however, that nothing in this Agreement shall be construed to limit any policy or agreement that is otherwise applicable relating to confidentiality, rights to inventions, copyrightable material, business and/or technical information, trade secrets, solicitation of employees, interference with relationships with other businesses, competition, and other similar policies or agreement for the protection of the business and operations of the Company and the Subsidiaries.

         14. Severability. In the event that one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

         15. Governing Law. To the full extent controllable by stipulation of the parties, this Agreement shall be interpreted and enforced under Michigan law.

         16. Amendment. This Agreement may not be modified, amended, supplemented or terminated except by a written agreement between the Company and the Officer.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the Effective Date.

                                COMPANY:

                                OMEGA WORLDWIDE, INC.
                                a Maryland corporation

                                   /s/ Edward Lowenthal
                                ----------------------------
                                       Edward Lowenthal

                                Its:   Director
                                    ------------------------

                                OFFICER:

                                   /s/ James P. Flaherty
                                ----------------------------
                                       James P. Flaherty

                                Its:   President
                                    ------------------------